July 24, 2014 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports 2nd Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended June 30, 2014, of $1,344,000, a decrease of 30.8 percent from the $1,942,000 earned for the second quarter of 2013.   Earnings per share for the second quarter of 2014 were $.33 compared to $.48 for the prior year second quarter.  For the six months ended June 30, 2014, net income totaled $4,908,000, a 5.0 percent decrease from net income of $5,165,000 for the six months ended June 30, 2013.  Earnings per share were $1.20 for the first six months of 2014 versus $1.27 for the first six months of 2013.  Return on average assets and return on average equity were 1.20 percent and 12.03 percent, respectively, for the first half of 2014, compared to 1.28 percent and 13.45 percent, respectively, for the same period in the prior year.

“Overall, 2014 is proving to be a strong year with a continued resurgence in loan growth contributing to increased net interest income and net interest margins,” stated Thomas E. Wiseman, President and CEO.  “While we were disappointed in our second quarter and year-to-date results compared to the same periods last year, we know the actions behind these results—namely the downgrading of two credits in the second quarter which resulted in an increase in provision for loan loss and reduced earnings for the quarter—were necessary to manage our portfolio responsibly.  Over the last several years, our Asset Quality Oversight Committee, led by the Chief Credit Officer, has done a tremendous job working on troubled credits.  The committee’s success led to much improved asset quality, resulting in a greatly reduced provision for loan losses and higher earnings.  While the downgrading of the two credits in the second quarter had the opposite effect, due to the committee’s efforts, the effects were limited in scope.”

For the second quarter of 2014, net interest income increased $346,000, or 4.4 percent, from the same period last year.  For the six months ended June 30, 2014, net interest income increased $707,000, or 4.3 percent, from the same period last year.  Contributing to the higher net interest income was the increase in both average loan balances and net interest margin.  For the six months ended June 30, 2014, average loans increased $24 million from the same period last year.  The increase in loan balances occurred primarily within commercial and municipality related financings.  The Company’s net interest margin remains strong, and for the six months ended June 30, 2014, the net interest margin increased to 4.49 percent, from 4.37 percent for the same period the prior year.  One major contributor to the net interest margin improvement was lower funding costs related to the 2013 redemption of $5 million in trust preferred securities that had an interest cost of 10.60%.  Another major contributor to the margin improvement was an increase in the yield on mortgage-backed securities.  When our mortgage-backed securities are prepaid, we must amortize part of the bond premium we paid for the securities, which reduces the net yield on the securities.  With fewer mortgages being refinanced recently, prepayments on our mortgage-backed securities and the premium we have had to amortize have decreased.

For the three months ended June 30, 2014, the provision for loan losses increased $1,575,000, and for the six months ended June 30, 2014, the provision for loan losses increased $2,038,000 from the same respective periods in 2013.  The increase in provision for loan loss expense was associated with an increase in general allocations for specific loan portfolio risks, as measured by the economic risk factors within the calculation of the allowance for loan losses.  During the second quarter, the balance of classified loans, those loans demonstrating financial weakness, increased primarily due to the downgrade of two credits totaling $12 million.  Due to the higher balance of classified assets and risk profile of the loan portfolio, the calculation of the allowance for loan losses required additional reserves.  As positive asset quality indicators, the balance of net charge-offs and nonperforming loans continue to remain low.  For the six months ended June 30, 2014, net charge-offs totaled only $107,000, a decrease of $172,000 from the same period in 2013.  The ratio of nonperforming loans to total loans was .61 percent at June 30, 2014 compared to .76 percent at June 30, 2013.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at June 30, 2014 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.35 percent of total loans at June 30, 2014, compared to 1.17 percent at June 30, 2013.

For the three months ended June 30, 2014, noninterest income totaled $1,912,000, a decrease of $53,000 from 2013’s second quarter.  Noninterest income totaled $6,030,000 for the six months ended June 30, 2014, as compared to $5,905,000 for the same period last year, an increase of $125,000, or 2.1 percent.  The primary contributor to the higher year-to-date noninterest income was the increase in tax processing fees.  For the six months ended June 30, 2014, tax processing fees totaled $3,062,000, an increase of $551,000 from the same period the prior year due to an increase in the number of tax refund items processed.  Offsetting the increase in tax processing fees was the decrease of $473,000 in earnings on bank owned life insurance, which was related to the receipt of life insurance proceeds of $452,000 during the first half of 2013.

For the three months ended June 30, 2014, noninterest expense totaled $6,997,000, a decrease of $320,000, or 4.4 percent, from the same period last year.  For the six months ended June 30, 2014, noninterest expense totaled $14,292,000, a decrease of $973,000, or 6.4 percent, from the same period last year.  The Company’s largest noninterest expense, salaries and employee benefits, decreased $132,000 from the second quarter of 2013 and decreased $194,000 from the first half of 2013.  The decrease was primarily related to lower retirement benefit costs.  As a result of the new Ohio state tax methodology for financial institutions, the Company’s tax expense decreased $117,000 for the second quarter of 2014 and $199,000 for the first half of 2014, as compared to the same periods in 2013.  This lower tax expense is anticipated to continue for the rest of 2014.  For the first half of 2014, foreclosure costs decreased $237,000 from the same period the prior year.  The decrease was related to expenses incurred last year in association with the liquidation of real estate in process of foreclosure.  As previously mentioned, the Company redeemed trust preferred securities prior to maturity during the first half of 2013.   The trust preferred securities were redeemed at a premium.  The redemption expense of $212,000 was not repeated in the first half of 2014.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 14 offices in Ohio and West Virginia, and Loan Central, with seven consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain  statements  contained in this  earnings  release  which  are  not  statements of  historical  fact  constitute  forward-looking  statements  within  the  meaning  of the  Private  Securities  Litigation  Reform  Act  of  1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
PER SHARE DATA
Earnings per share	$0.33	$0.48	$1.20	$1.27
Dividends per share	$0.21	$0.21	$0.42	$0.31
Book value per share	$20.58	$19.24	$20.58	$19.24
Dividend payout ratio (a)	64.06%	43.93%	35.08%	24.38%
Weighted average shares outstanding	4,098,753	4,062,204	4,098,753	4,062,204

PERFORMANCE RATIOS
Return on average equity	6.45%	9.92%	12.03%	13.45%
Return on average assets	0.68%	0.99%	1.20%	1.28%
Net interest margin (b)	4.46%	4.33%	4.49%	4.37%
Efficiency ratio (c)	68.24%	73.73%	61.33%	68.14%
Average earning assets (in 000's)	$749,509	$737,316	$776,339	$761,633

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

	Three months ended		Six months ended
(in $000's)	June 30,		June 30,
	2014	2013	2014	2013
Interest income:
Interest and fees on loans	$8,223	$8,169	$17,037	$17,086
Interest and dividends on securities	702	595	1,396	1,158
Total interest income	8,925	8,764	18,433	18,244
Interest expense:
Deposits	578	789	1,151	1,628
Borrowings	160	134	313	354
Total interest expense	738	923	1,464	1,982
Net interest income	8,187	7,841	16,969	16,262
Provision for loan losses	1,386	(189)	1,880	(158)
Noninterest income:
Service charges on deposit accounts	395	444	786	868
Trust fees	59	51	114	102
Income from bank owned life insurance and
annuity assets	171	172	330	803
Mortgage banking income	57	109	115	246
Electronic refund check / deposit fees	414	406	3,062	2,511
Debit / credit card interchange income	548	493	1,052	945
Loss on other real estate owned	4	25	(8)	(40)
Gain on sale of ProAlliance Corporation	0	0	135	0
Other	264	265	444	470
Total noninterest income	1,912	1,965	6,030	5,905
Noninterest expense:
Salaries and employee benefits	4,235	4,367	8,612	8,806
Occupancy	391	387	789	781
Furniture and equipment	152	208	332	434
FDIC insurance	113	117	240	261
Data processing	293	281	614	562
Foreclosed assets	41	44	102	339
Other	1,772	1,913	3,603	4,082
Total noninterest expense	6,997	7,317	14,292	15,265
Income before income taxes	1,716	2,678	6,827	7,060
Income taxes	372	736	1,919	1,895
NET INCOME	$1,344	$1,942	$4,908	$5,165

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	June 30,	December 31,
	2014	2013
ASSETS
Cash and noninterest-bearing deposits with banks	$9,404	$9,841
Interest-bearing deposits with banks	13,240	18,503
Total cash and cash equivalents	22,644	28,344
Securities available for sale	85,570	84,068
Securities held to maturity
(estimated fair value: 2014 - $23,469; 2013 - $22,984)	22,929	22,826
Federal Home Loan Bank and Federal Reserve Bank stock	6,576	7,776
Total loans	587,918	566,319
Less: Allowance for loan losses	(7,928)	(6,155)
Net loans	579,990	560,164
Premises and equipment, net	9,423	9,005
Other real estate owned	1,723	1,354
Accrued interest receivable	1,839	1,901
Goodwill	1,267	1,267
Bank owned life insurance and annuity assets	25,270	24,940
Other assets	6,582	5,723
Total assets	$763,813	$747,368

LIABILITIES
Noninterest-bearing deposits	$155,493	$149,823
Interest-bearing deposits	482,164	479,054
Total deposits	637,657	628,877
Other borrowed funds	21,901	18,748
Subordinated debentures	8,500	8,500
Accrued liabilities	11,382	10,824
Total liabilities	679,440	666,949

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares
authorized; 4,758,492 shares issued)	4,758	4,758
Additional paid-in capital	34,883	34,883
Retained earnings	59,427	56,241
Accumulated other comprehensive income	1,017	249
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	84,373	80,419
Total liabilities and shareholders' equity	$763,813	$747,368